INITIAL COLLABORATIVE AGREEMENT

Dated July 23rd 2009,

Between:

AREVA, a French public limited company with a management board and supervisory board organized and existing under the laws of France, with capital of 1,346,822,638 euros, registered under N° 712 054 923 at the Paris Registry of Trade and Commerce, and whose registered head-office address is 33, rue La Fayette, 75009 Paris Cedex, acting for itself and in the name of its Affiliates represented by Mr. Patrick CHAMPALAUNE in his capacity as Senior Vice President, Purchasing, hereinafter referred to as “AREVA”
 on the one hand,

And,

THORIUM POWER, a Nevada corporation, whose executive office address is 1600 Tyson's Blvd, Suite 550 Mclean, VA 22102 USA, represented by Seth GRAE, in his capacity as President & CEO hereinafter referred to as "THORIUM POWER",
 on the other hand,

Referred to hereafter individually as "Party" and collectively as "Parties".

Whereas, THORIUM POWER is developing a thorium seed-blanket fuel assembly design for VVERs aimed at enhancing proliferation-resistance and reducing the amount of waste to be disposed of while maintaining competitive economics and ensuring increased safety margins.

Whereas, AREVA and THORIUM POWER have started informal exchanges with each other in early 2009 to further investigate various thorium fuel cycle options including one based on THORIUM POWER ’s fuel assembly seed-blanket concept.  An informational meeting was held on February 10th 2009 followed by technical exchanges and a more detailed scientific meeting on May 21-22nd 2009.

Whereas, AREVA is interested in assessing the potential of thorium in future fuel cycles and expressed – at the May 22th meeting – its willingness to provide THORIUM POWER with a consultancy agreement as a follow-up.

Whereas, the general scope is to investigate specific topics of thorium use in various reactor types and fuel cycle options. The two phases of the project are :

Phase 1 :	Study of Evolutionary Thorium Fuel Concepts for PWRs (see Scope of Work in Addendum I and agreed-upon during meeting on July 8th 2009)

Phase 2 :	Detailed study of evolutionary and longer-term thorium fuel concepts (Scope of Work not yet defined in detail and subject of discussion during execution of Phase 1)

Whereas, in this context, AREVA and THORIUM POWER wish to set out in this INITIAL COLLABORATIVE AGREEMENT, the basic principles for the collaboration between AREVA and THORIUM POWER for the first phase relating to the ‘Study of Evolutionary Thorium Fuel Concepts for PWRs’.

THEREFORE, it has been agreed as follows :

1.	OBJECT OF THE INITIAL COLLABORATIVE AGREEMENT

For the purpose of the INITIAL COLLABORATIVE AGREEMENT,

“AREVA” shall means AREVA and AREVA Affiliates

“AREVA Affiliate” shall mean any corporation or individual that controls or is controlled by or is under common control with AREVA directly or through one or more Affiliates of at least fifty percent of the shares of stock entitled to vote for the election of directors of the maximum permitted by law or administrative action. Affiliate shall also include any individual employed by and agents of such Affiliate.

The general objective is to investigate specific topics of thorium fuel cycles in AREVA’s LWRs.

The purpose of the INITIAL COLLABORATIVE AGREEMENT is to perform the first phase providing initial general results relating to evolutionary approaches to the use of thorium in AREVA’s LWRs, more specifically within this Phase 1 in EPR-like PWRs.

The performance of Phase 2, further deepening some technical aspects, depends on the results of Phase 1. Consequently, the Parties shall meet together in order to take the decision concerning the implementation of the Phase 2.

Phase 1 and Phase 2 will be conducted with the intention of further collaborative agreements between AREVA and THORIUM POWER in order to develop and set up new products and technologies related to thorium fuel concepts. AREVA’s use of THORIUM POWER’s Background Knowledge for commercial purposes or any purpose other than set forth herein shall be separately negotiated on a royalty principle.

2.	SCOPE OF WORK

The scope of work of the INITIAL COLLABORATIVE AGREEMENT will consist in Phase 1 only, as described in Addendum 1 hereto, relating to the ‘Study of Evolutionary Thorium Fuel Concepts for PWRs’; provided, however, that the scope of work of this INITIAL COLLABORATIVE AGREEMENT will not include work related to Task 1.6 of Addendum 1, which calls for THORIUM POWER to “Perform a Preliminary Review of Thermal Hydraulic Characteristics and Fuel Behaviour for the Selected Concepts for the EPR 18-month Equilibrium Cycle”.  If the Parties decide to pursue Task 1.6 based on the results of Tasks 1.1-1.5, then the work on Task 1.6 shall commence only after the Parties have agreed on the specific scope and price for Task 1.6 in a subsequent order for work or through an amendment to the initial order for work.

3.	FINANCIAL CONDITIONS

3.1.	The total amount of the Professional Fee for the first phase (including only Tasks 1.1 through 1.5, excluding the expenses mentioned in Section 3.3) is :

550 000 USD (five hundred fifty thousands US-Dollars)

The price is defined in Addendum I.

3.2.
Prices mentioned in this INITIAL COLLABORATIVE AGREEMENT are exclusive of Value Added tax (VAT) which may be levied in France and collected by THORIUM POWER in accordance with the applicable laws. If applicable, such tax shall be added to the contract price at a rate and at the time when it becomes payable in accordance with the applicable laws of France at the date of invoicing.

Prices mentioned in this INITIAL COLLABORATIVE AGREEMENT are inclusive of any other taxes, duties, levies, dues which may be levied by any tax authorities in the USA, in France or in any other country on THORIUM POWER and on THORIUM POWER’s personnel, including but not restricted to customs duties, sales tax and any taxes on income. Such taxes, duties, levies, dues shall be borne by THORIUM POWER or by THORIUM POWER’s personnel.

The invoices issued by THORIUM POWER in return for the delivery of the Services shall be sent in duplicate, one original and a copy, to the address below:

 AREVA
Comptabilité fournisseur
Tour AREVA
1 place Jean Millier
92 084 Paris La Défense

In addition to the compulsory legal details, it is essential that the invoices include the references of the Contract. AREVA reserves the right to suspend the payment of any invoice which does not meet these requirements.

Payment is made by AREVA by bank transfer within sixty (60) days, of the date of issue of the correct invoice.

The invoice shall be deemed to have been issued on the fifth calendar day prior to its receipt by Areva if the delay between its date of issue and its date of receipt by AREVA is more than five (5) calendar days.

In case of late payment, the penalties applicable to AREVA shall be equal to three (3) times the legal rate of interest per day of delay. The penalties will apply from the day immediately following the due date to the day on which actual payment is actually received by THORIUM POWER.

3.3.
AREVA will also reimburse THORIUM POWER for any reasonable out of pocket expenses properly incurred by THORIUM POWER or its agents or subcontractors and directly attributable to the provision of the services described in Appendix 1 hereto, including, without limitation, travel, subsistence and other expenses directly attributable to the provision of such services, provided however that such expenses shall not exceed twenty percent (20%) of the Professional Fee earned by THORIUM POWER on a rolling, cumulative basis without the prior written approval of AREVA.  For the avoidance of doubt, expenses shall not include general overhead of THORIUM POWER or any professional fees paid to agents or subcontractors of THORIUM POWER.  The expenses shall be billed to AREVA at cost without any administrative charge, and in accordance with the procedure set forth in Section 3.2 above. THORIUM POWER shall provide the proof of such out of pocket expenses by attaching copy of these to the invoices sent to AREVA.

4.	NEGOTIATION SCHEDULE

The Parties acknowledge their common intent is to (i) perform in good faith the negotiation, and (ii) to use a reasonable level of best efforts to sign a CONSULTANCY AGREEMENT providing the financial schedule of this INITIAL COLLABORATIVE AGREEMENT by JULY 31, 2009 at the latest.

5.	FORCE MAJEURE

Neither Party shall be liable for failure to fulfil their obligations if and insofar as this failure is due to a case of force majeure as this concept is defined in French law.

The Party which invokes the case of force majeure must inform the other Party of this, without delay, by registered letter with acknowledgement of receipt, specifying the reasons, foreseeable consequences and their probable duration. It shall take all the necessary measures to limit the consequences in case of force majeure.

Failing agreement on the measures to be taken and should this case of force majeure last more than twenty (20) days as of the serving of notice, the Party to whom this case of force majeure is opposed shall be entitled to cancel the INITIAL COLLABORATIVE AGREEMENT, without the other Party being able to claim any additional compensation.

6.	GOVERNING LAW AND ARBITRATION

6.1.	This INITIAL COLLABORATIVE AGREEMENT is subject to and will be interpreted in conformity with the French Law.

6.2.
In the event of any dispute arising out of or in connection with this INITIAL COLLABORATIVE AGREEMENT, the Parties agree to submit the matter to settlement proceedings under the International Chamber of Commerce rules by three (3) arbitrators appointed in accordance with the said rules of Arbitration. The seat of the Court of Arbitration will be Paris, France. The language of arbitration will be the English language.

All arbitration awards shall be final and binding for both Parties and both Parties agree to be bound thereby and shall act accordingly.

7.	ENTRY INTO EFFECT – DURATION

This INITIAL COLLABORATIVE AGREEMENT will enter into effect and be binding upon the Parties, once signed by the duly authorized representatives of both Parties, on the Effective Date and will remain in effect until the AGREEMENT is signed.  If no AGEEMENT is entered into, this INITIAL COLLABORATIVE AGREEMENT shall remain in effect until completion of the scope of work contained in Addendum 1 hereto by THORIUM POWER.

Upon receipt of written notice by either Party of the other Party’s breach of the material terms of this INITIAL COLLABORATIVE AGREEMENT, which notice shall specifically describe the claim of breach, the breaching Party shall have ten (10) business days from the receipt of the notice of breach (the “Cure Period”) to cure such breach.  Upon the failure to cure such breach within the Cure Period, the noticing Party may, at its option, terminate this INITIAL COLLABORATIVE AGREEMENT.  Notwithstanding the foregoing, if the breaching Party cures such lack of performance after the Cure Period and prior to termination by the noticing Party, the noticing Party shall not be entitled to terminate the INITIAL COLLABORATIVE AGREEMENT in accordance with this Article 7.  Termination in accordance with this Article 7 shall be without prejudice to the accrued rights and obligations of the parties accrued as of the date of termination.

8.	CONFIDENTIALITY

This Article 8 is in addition to those certain Confidentiality and Non-Disclosure Agreements between the Parties dated as of January 7th, 2009 and June 11, 2009.

Except as provided below, the Parties agree that the terms of this INITIAL COLLABORATIVE AGREEMENT and any information in connection herewith (whether written or oral) (“Information”) which is disclosed by one Party (“Disclosing Party”) to the other (“Receiving Party”) shall be kept confidential by the Receiving Party and shall not be disclosed to a third party without the prior written consent of the Disclosing Party.

The obligations of confidentiality set out in this Article 8 shall survive the expiration of this INITIAL COLLABORATIVE AGREEMENT and shall subsist for a period of ten (10) years thereafter in the event the AGREEMENT is not signed.

Notwithstanding the foregoing, the Receiving Party shall have no obligation of confidentiality with respect to any information disclosed by the other Party that:

a.	is now in the public domain or subsequently enters the public domain without fault or negligence on the part of the Receiving Party, its employees, or its affiliates ; or
b.	can be demonstrated by documentation or other competent proof to have been in the Receiving Party’s possession prior to disclosure by the Disclosing Party; or
c.
is properly received by the Receiving Party from a third party with a valid legal right to disclose such information and such third party is not under confidentiality agreement to the Disclosing Party; or

d.	is required to be disclosed pursuant to any order of a court having jurisdiction or any lawful action of a government or regulatory agency;
e.	is required to be disclosed by applicable law or stock exchange rule; or
f.	the Receiving Party’s employees who have no knowledge of the disclosing party’s confidential information subsequently develop such information independently.

9.	INTELLECTUAL PROPERTY

9.1 - Background Knowledge
« Background Knowledge » shall mean all knowledge, documents, know-how, software, data, specifications, plans, processes, and more generally all information, whatever its form, as well as all intellectual property rights (such as but not limited to patents, designs, copyright), which a Party owned prior to the effective date of the order for work to be performed by THORIUM POWER pursuant to a scope of work (an “Order”) or which have been developed or acquired later by such Party independently from any performance of the Order.

9.1.1 - AREVA’s Background Knowledge
AREVA’s Background Knowledge provided to THORIUM POWER in order for THORIUM POWER to perform the Order shall remain the property of AREVA.
AREVA shall authorize THORIUM POWER and its potential subcontractors, to the exclusion of any other third party, to use its Background Knowledge for the sole purpose of performing the Order.

THORIUM POWER undertakes to respect AREVA’s Background Knowledge by (i) not copying or reproducing by any means or under any form whatsoever such Background Knowledge in all or in part except as may be necessary in order to perform the Order and/or (ii) not using it for any other purpose than the one strictly necessary to the performance of the Order and only until such Order remains valid. Consequently, THORIUM POWER (i) undertakes not to use AREVA’s Background Knowledge after the expiration or termination date of the Order and (ii) vouches for the respect of the present Article by any of its potential subcontractors.

9.1.2 – THORIUM POWER’s Background Knowledge
THORIUM POWER’s Background Knowledge provided to AREVA in the course of the performance of the Order shall remain the property of THORIUM POWER. THORIUM POWER shall list with the Final Report all patents, designs and copyrights necessary for AREVA in order to expoit the Results; provided, however, that such listing of patents, designs and copyrights shall not transfer to AREVA in and of itself any ownership of interest in such intellectual property.

THORIUM POWER shall authorize AREVA to use its Background Knowledge for the sole purpose of verifying and evaluating the Results to determine the scope of further collaborative agreements.

AREVA undertakes to respect THORIUM POWER’S Background Knowledge by (i) not copying or reproducing by any means or under any form whatsoever such Background Knowledge in all or in part and/or (ii) not using it for any other purpose than the one strictly necessary to the performance of the Order and only until such Order remains valid. Consequently, AREVA undertakes not to use THORIUM POWER’s Background Knowledge after the expiration or termination date of the Order, except to the extent such use relates to the Results.

Acceptance of the Order by THORIUM POWER implies the granting to AREVA of a non exclusive right of use on its Background Knowledge necessary to use the Results, as relating to AREVA’s LWRs only, either commercially or not, including for research purposes, for AREVA’s activities. Such licence shall be granted worldwide, and for the duration of the legal period of protection of the abovementioned intellectual property rights or, when regarding know-how, as long as such know-how is not in the public domain.

The financial consideration for such licence shall be a lump sum which is already included in the price of the Order.

9.2 - Results
« Results » shall mean all knowledge, information or results, whether patentable or not, methods, know-how, data, software, and any document (such as but not limited to data bases or any other kind of data gathering, all reports, plans, drawings, specifications, processes) whatever their media (specifically paper or digital technology) and which have been created or generated during performance of the Order or included in the Deliverables.

9.2.1 – Principle
THORIUM POWER assigns to AREVA, for its sole benefit, any and all parts of the Results as well as the intellectual property rights attached hereto, solely to the extent that such Results and intellectual property rights as relating to AREVA’s LWRs only, as their production goes along.  THORIUM POWER shall have full ownership of any Results and intellectual property rights arising from the work performed for reactors other than AREVA’s LWRs.  For the avoidance of doubt, THORIUM POWER shall retain full ownership of any Results and intellectual property rights for the work performed for Russian VVER-type reactors.

No public communication about the Results as relating to AREVA’s LWRs may be made by THORIUM POWER without the prior’s written consent of AREVA.

The price of the Order comprises the lump sum price of abovementioned assignment to AREVA of the Results as well as of intellectual property rights attached hereto as relating to AREVA’s LWRs.  AREVA shall thus be free to use such Results as it wishes and to decide upon the appropriateness and choice of any legal protection to be implemented regarding said Results.  THORIUM POWER undertakes not to restrain the use of such Results by AREVA and specifically through any intellectual property right.

9.2.2 - Author’s Rights –
If the Results comprise, in all or in part, creations which are subject to protection by author’s rights, then all such creations which are made in performing the Order or included in the Deliverables (hereinafter referred to as “Creations”), as relating to AREVA’s LWRs, shall be the exclusive property of AREVA, the transfer of ownership being implemented as soon as each Creation comes into existence.  Creations related to reactors other than AREVA’s LWRs shall be the exclusive property of THORIUM POWER.  For the avoidance of doubt, Creations related to Russian VVER-type reactors shall be the exclusive property of THORIUM POWER.
Therefore, THORIUM POWER, which acknowledges being the author of the Creations, or at least the assignee of the author’s rights on said Creations, assigns to AREVA all intellectual property rights on Creations relating to AREVA’s LWRs, except THORIUM POWER’s moral right hereon, regardless of the considered work, including individual work, collaboration work (developed together with THORIUM POWER’s employees) or collective work and for any and all use means, especially those described as follows:

a) The exclusive right to reproduce without any limitation on number, digitize, duplicate, print, record in all or in part each Creation relating to AREVA’s LWRs, for whatever reason and in any manner, specifically by any technical process, upon any medium known or yet to be known at the time of execution of the Order and in any format;

b) The right to translate, which includes the right to establish any version or have such established, in the French language or any foreign language, on all or part of each such Creation relating to AREVA’s LWRs;

c) The right to adapt, arrange, modify, correct errors and the right for AREVA to alter or have any third party alter each such Creation relating to AREVA’s LWRs in all or in part, whether in writing, orally, through data communication, digitally, etc. and for any kind of use ;

d) The exclusive rights to publish, broadcast, edit and re-edit without any limitation on the number of editions. Such rights shall include the right to photocopy and all derivative rights thereof, to commercialize, grant or assign the rights of use, the right to rent and lend copies of each Creation relating to AREVA’s LWRs in its original version or any adapted, arranged, modified, corrected, altered or translated version, either free of charge or against payment;

e) The exclusive right to represent, exhibit, display, broadcast and use all or part of each Creation relating to AREVA’s LWRs in its original version or any adapted, arranged, modified, corrected, altered or translated version, through any means of communication to the public known to this day and specifically through public reciting, television broadcasting, broadcasting, satellite transmission, initial or secondary cable television, active or passive, though public screening, disclosure in a public area, digital disclosure on line or on a media, public presentation and any other means;

f) The right to use, monitor and service the Creations relating to AREVA’s LWRs;

g) The right to integrate in all or in part, with or without any modifications, the Creations;

h) The right to reverse engineering the Creations relating to AREVA’s LWRs.

AREVA shall be entitled to a worldwide use of the aforementioned rights for commercial or non-commercial purposes for its own activities and for as long as the legal protection of said rights shall last (and without any limitation of any kind regarding edition, broadcasting, rerun or use).

THORIUM POWER transfers to AREVA all property rights on the material form of Creations relating to AREVA’s LWRs, allowing their copy in great numbers and their adaptation.

AREVA shall be entitled to retrocede by any means, specifically by a transfer, license, or any other legal means, all or part of the acquired intellectual property relating to AREVA’s LWRs rights to any third party it may chose.

The payment linked to the transfer of intellectual rights as defined in the present Section is expressly included in the price of the Order.

9.2.3 - Third parties’ intellectual property rights
In the event that THORIUM POWER desires, in its sole discretion, to obtain third party intellectual property rights for the performance of the Order, THORIUM POWER undertakes to obtain from said third parties an assignment or a license upon such rights of use on aforementioned intellectual property rights to its own benefit with a right to sublicense to AREVA.

This assignment/licence shall be assigned/granted to AREVA for any and all use, for commercial or non commercial purposes, including research purposes, for its own activities, worldwide, and for as long as aforementioned rights shall be legally protected or, regarding know-how, until such know-how is in the public domain.

As regards the transfer of author’s economic rights owned by third parties on the Creations, its length and details shall be in conformity with the terms and conditions of Article 9.2.2 above.

The payment for such assignment or license is expressly included in the price of the Order.

9.2.4 - Specific case regarding employees
a) Subrogation in employees’ rights
The following terms shall apply to inventions and data bases, such list not being restrictive, made by employees of THORIUM POWER throughout the performance of the Order (“employees” shall mean any natural person working under the authority of the Supplier or on behalf of the latter). THORIUM POWER shall have its potential subcontractors comply with the same undertakings towards their own employees as set forth in the present Article.
THORIUM POWER  undertakes to explicitly ascribe to its employees the carrying out of the studies, research and developments as necessary for the performance of the Order so as to allow the automatic devolution of the rights of said employees to THORIUM POWER, and thereafter to AREVA.

THORIUM POWER shall be responsible for the payment of any potential additional pay due to its employees inventors.

THORIUM POWER vouches for the performance by its employees of all formalities, such as the signing of a power of attorney, deed of transfer or declarations, as necessary for AREVA to legally protect the Results.

b) Transfer of employees’ author’s rights to THORIUM POWER

In order to allow the transfer of author’s rights THORIUM POWER undertakes to have the author’s economic rights of its employees who are the authors of Creations and/or of drawings and patterns, within the limit of their moral rights, assigned to it under the terms and conditions of Article 9.2.2.

9.3 - Warranties
THORIUM POWER warrants that it owns or is the assignee of all intellectual property rights attached to the Results and to any Background Knowledge upon which AREVA has been granted a license as per Article 9.1.2, specifically of copyrights of the various performers of the Results, whether they are employees or third parties such as subcontractors.

THORIUM POWER warrants that the Results do not infringe any existing intellectual property rights of a third party or an employee of THORIUM POWER or of any of its subcontractors.

Consequently, THORIUM POWER shall hold AREVA harmless against any claim or action by the beneficiary (third party, THORIUM POWER’s employee or subcontractor) or THORIUM POWER itself regarding the ownership and/or the use of any intellectual property right or private and personal rights linked to the Results, and shall indemnify AREVA against any costs, damages, attorney’s fees and expenses which might be incurred as a consequence thereof. THORIUM POWER shall assist AREVA in the event of any action brought against the latter with respect to any alleged infringement of intellectual property rights or private and personal rights linked to the Results. Moreover, should such claim or action be successful, THORIUM POWER shall be responsible for obtaining from such third party, or subcontractor, at no cost to AREVA, a transfer, license or sublicense of the concerned intellectual property right or the authorization to use the private and personal rights from the third party or the employee and for paying the corresponding fees or royalties in order to ensure compliance with the Order and the peaceful use of the Results by AREVA, failing what, and with the prior consent of AREVA, THORIUM POWER shall modify the Results. If such modification is not conceivable, AREVA shall be entitled to terminate as of right the Order with an immediate effect, notwithstanding damages which AREVA could claim against THORIUM POWER.

THORIUM POWER shall warrant AREVA in the same way regarding Background Knowledge licensed under Article 9.1.2.

9.4 - Disclaimer of Warranties.
Except as expressly set fort herein, neither Party makes, and each Party specifically disclaims all representations and warranties, express or implied, including but not limited to, implied warranties of merchantibility, fitness for a particular purpose, non-infringement, and arising from course of dealing or course of performance. Neither party warrants to the other the accuracy, timeliness, completeness or adequacy of the products and services offered by that Party, and neither Party shall be liable to the other with respect to any actual or alleged inaccuracy, untimeliness, incompleteness of inadequacy, of that Party’s products unless caused by the gross negligence or willful misconduct of that Party. Neither Party shall make any stratement respecting the products and services of the other that is contradictory or inconsistent with these disclaimers.

9.5 – Limitation of Liability
Anything in this agreement tot the contrary notwithstanding, in no event shall either party have any liability to the other Party or any other person for consequential, incidental, punitive, exemplary or special damages (including lost profits, data and revenues) arising out of or in any manner in connection with this agreement, the performance of breach hereof or the subject matter hereof, regardless of the for of action (including negligence or strict liability) and wheter or no the other Party has been adivsed of, or otherwise might have anticipated the possibility of such damages.

In no event shall THORIUM POWER have any monetary liability to AREVA, arising persuant to this Initial Collaboration Agreement in excess of amounts actually paid to THORIUM POWER hereunder.

10	MISCELLANEOUS

10.1	Each Party shall bear its own expenses in connection with the execution of this INITIAL COLLABORATIVE AGREEMENT.

10.2
The Parties acknowledge and agree that by signing this INITIAL COLLABORATIVE AGREEMENT they comply and shall comply with all relevant laws, rules and regulations, in the operation or performance of obligations under this INITIAL COLLABORATIVE AGREEMENT.

IN WITNESS WHEREOF the Parties have executed this INITIAL COLLABORATIVE AGREEMENT in two originals as of the day and year written above.

On this day of July 23rd 2009	On this day of July 23rd 2009

ON BEHALF OF AREVA	ON BEHALF OF THORIUM POWER

Patrick CHAMPALAUNE	Seth GRAE,
Senior Vice President, Purchasing	President & CEO